Exhibit 3(a)
Amended and Restated
Certificate of Incorporation
of
NorthWestern Energy Group, Inc.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
NorthWestern Energy Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “GCL”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is NorthWestern Energy Group, Inc., and that this corporation was incorporated in Delaware pursuant to the General Corporation Law on May 30, 2023.
2.    That the Board of Directors duly adopted resolutions proposing to adopt this Amended and Restated Certificate of Incorporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
ARTICLE 1
NAME
The name of the Corporation is NorthWestern Energy Group, Inc. (the “Corporation”).
ARTICLE 2
ADDRESS AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE 3
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.
ARTICLE 4
STOCK
4.1Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 250,000,000 consisting of (i) 200,000,000 shares of common stock, par value of $.01 per share (the “Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value of $.01 per share (the “Preferred Stock”).

4.2Common Stock. The designations, powers (including voting powers), preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:
(a)Dividends. Subject to the terms of any outstanding series of Preferred Stock and any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(b)Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation resulting in any distribution of its assets to its stockholders, subject to the terms of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive pro rata the assets of the Company legally available for distribution to its stockholders.
(c)Voting. Except as otherwise required by law and subject to the terms of any outstanding series of Preferred Stock, each outstanding share of Common Stock shall be entitled to one vote per share held of record by such holder on all matters presented to stockholders for a vote; provided, however, that holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the GCL.
4.3Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, if any), preferences, and relative participating optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, preferences and relative, participating optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the date from which dividends thereon, if any, shall be cumulative. The number of shares of any series of Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares then outstanding) by a certificate executed, acknowledged and filed in accordance with the GCL setting forth a statement that such increase or decrease was authorized and directed by resolution or resolutions of the Board of Directors of the Corporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. Nothing contained herein shall be deemed to limit any rights of the holders of any series of Preferred Stock as expressly granted or indicated pursuant to the terms of the applicable Preferred Stock Designation.

4.4Nonvoting Stock. Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not issue any nonvoting equity securities to the extent prohibited by Section 1123 or Section 365 of Title 11 of the United States Code (the “United States Bankruptcy Code”) as in effect on the effective date of the Plan of Reorganization of the Corporation, duly confirmed by the Bankruptcy Court in Jointly Administered Case No. 03-12872 (CGC) (the “Effective Date”); provided, however, that this Section 4.4 of Article 4, (a) shall have no further force and effect beyond that required under Section 1123 of the United States Bankruptcy Code, (b) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.
4.5Action in Lieu of Meetings. Subject to rights, if any, of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.
ARTICLE 5
DIRECTORS
5.1Number and Election of Directors. Subject to rights, if any, of any series of Preferred Stock then outstanding, the number of Directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Within the limits specified herein and in the Corporation’s Bylaws, the election of Directors shall be determined by the stockholders of the Corporation by a plurality of the votes cast by the shares of capital stock present in person or represented by proxy at the meeting in which the election of Directors is considered and entitled to vote in the election of Directors. The Directors need not be stockholders of the Corporation.
5.2Term of Office. The Board of Directors elected at or as of the Effective Date shall hold office until the first annual meeting of stockholders held after the Effective Date and until their successors have been duly elected and qualified or until there is a decrease in the number of Directors. Thereinafter, Directors will be elected at the annual meeting of stockholders and shall hold office until the annual meeting of the stockholders next succeeding his election, or until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal. Any Director who is also an executive officer of the Corporation shall, immediately upon ceasing to be an executive officer of the Corporation for any reason whatsoever, be disqualified from continuing to serve as a Director and such Director's term of office as a Director shall thereupon automatically expire.
5.3Removal of Directors. Except for directors elected by a series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed, with or without cause, and by the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation then entitled to vote at an election of Directors, voting together as a single class. Nothing in this Section 5.3 shall be deemed to affect any rights of the holders of any series of Preferred Stock to remove Directors pursuant to any applicable provisions of the Certificate of Incorporation.
5.4Vacancies. Subject to the rights, if any, of any series of Preferred Stock then outstanding, and except as otherwise provided in this Certificate of Incorporation, any vacancy, whether arising through death, resignation, retirement, removal or disqualification of a Director, and any newly-created directorship resulting from an increase in the number of Directors, shall be filled solely by a majority vote of the remaining Directors even though less than a quorum of the Board of Directors. A Director so elected to fill a vacancy or newly-created directorship shall serve until the next annual meeting of the stockholders, or until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.
5.5Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE 6
LIABILITY AND INDEMNITY
6.1Limitation of Liability of Directors. No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such elimination or limitation of liability is not permitted under the GCL, as the same exists or may hereafter be amended.
6.2Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person, or the person for whom he is the legally representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, a “Section 6.2 Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that except as otherwise provided in Section 6.4, the Corporation shall only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the commencement of such proceeding (or part thereof) was authorized by the Board of Directors.
6.3Prepayment of Expenses. The Corporation shall pay the expenses incurred by a Section 6.2 Indemnitee in defending any proceeding in advance of its final disposition, provided that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.
6.4Claims. If a claim for indemnification or advancement of expenses under Section 6.2 or Section 6.3 is not paid in full within sixty (60) days after a written claim therefor by a Section 6.2 Indemnitee has been received by the Corporation, such Section 6.2 Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that such Section 6.2 Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.
6.5Repeal or Modification. Any amendment, repeal or modification of the provisions of this Article or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such amendment, repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such amendment, repeal or modification.

6.6Non-Exclusivity of Rights. The right to indemnification and advancement of expenses conferred on any person by this Article shall not be exclusive of any other rights such person may have or acquire under any other provision hereof, the Bylaws or by law, agreement, vote of stockholders or disinterested Directors or otherwise.
6.7Survival of Rights. The right to indemnification and prepayment of expenses conferred on any person by this Article shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
6.8Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or by law.
6.9Other Sources. The Corporation's obligation, if any, to indemnify or advance expenses to any Section 6.2 Indemnitee who was or is serving at the Corporation's request as a director or officer of another corporation or a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, shall be reduced by any amount such Section 6.2 Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.
6.10Other Indemnification and Advancement of Expenses. This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Section 6.2 Indemnitees when and as authorized by appropriate corporate action.
ARTICLE 7
BYLAWS AND CERTIFICATE OF INCORPORATION
7.1Creation, Amendment and Repeal of Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise.
7.2Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section 7.2 of Article 7.
ARTICLE 8
INTERESTED STOCKHOLDER TRANSACTIONS
8.1Purpose. In addition to any affirmative vote required by law or by this Certificate of Incorporation, any Business Combination (as defined in Section 8.2 of this Article 8) respecting the Corporation shall require the approval of the stockholders of the Corporation pursuant to Section 8.5 of this Article 8 or the approval of the Directors of the Corporation pursuant to Section 8.4 of this Article 8.

8.2Certain Definitions. For the purposes of this Article 8:
(a)“Act” shall mean the Securities Exchange Act of 1934, as amended.
(b)“Affiliate,” “affiliated” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.
(c)A person shall be a “beneficial owner” of, or “beneficially own,” or have “beneficial ownership” of, any Voting Stock if such person has or shares, directly or indirectly, through any agreement, arrangement or understanding or otherwise:
(i)voting power which includes the power to vote, or to direct the voting of, such Voting Shares (other than pursuant to a revocable proxy given to such person or any of its Affiliates or Associates in response to a public proxy solicitation made pursuant to, and in accordance with, all applicable requirements of the Act and the rules and regulations promulgated thereunder); and/or
(ii)investment power which includes the right to acquire such Voting Stock (whether or not such right is immediately exercisable) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the power to direct the dispose or, or direct the disposition of, such Voting Stock.
(d)“Business Combination” shall include:
(i)any merger or consolidation of the Corporation or any Subsidiary with (A) an Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger would be, an Affiliate of an Interested Stockholder;
(ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or aft Affiliate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value equal to 15% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock of the Corporation;
(iii)the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to an Interested Stockholder or any Affiliate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equal to 15% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock of the Corporation;
(iv)the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or
(v)any reclassification of the Corporation’s securities (including any reverse stock split), recapitalization of the Corporation, merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of an Interested Stockholder or any Affiliate of an Interested Stockholder in the outstanding shares of any class of equity or securities convertible into any class of equity securities of the Corporation or of any Subsidiary.

(e)“Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate, Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is not an Affiliate, Associate or representative of the Interested Stockholder and is nominated for election as a Director or elected as a Director to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.
(f)“Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) that:
(i)is itself, or together with its Affiliates, the beneficial owner, directly or indirectly, of 10% or more of the Voting Stock;
(ii)is an Affiliate of the Corporation and at any time during the prior two years was the beneficial owner, itself, or together with its Affiliates, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or
(iii)is an assignee of or has otherwise succeeded to any shares of Voting Stock of which an Interested Stockholder was the beneficial owner at any time during the prior two years, unless such assignment or succession occurs in a transaction that is a public offering within the meaning of the Securities Act of 1933;
provided however, that in determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares of which the Interested Stockholder is deemed to have beneficial ownership through application of Section 8.2(c) of this Article 8 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.
(g)A “person” shall mean any individual, corporation, company, association, partnership, limited partnership, limited liability limited partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
(h)“Subsidiary” means, with respect to a party, any corporation, company, association, partnership, joint venture, limited partnership, limited liability limited partnership, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests or (iv) such party and/or one or more of its Subsidiaries has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.
(i)“Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally and shall not mean the shares of capital stock of any predecessor corporation.

8.3Powers of the Board of Directors. For purposes of this Article 8, a majority of the Disinterested Directors of the Corporation present at a meeting at which a quorum is present shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 8, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock of which a person is the beneficial owner, and (iii) whether a person is an Affiliate or Associate of another.
8.4Approval by Board of Directors. A Business Combination that is approved by a majority of the Disinterested Directors shall not require the approval of the stockholders pursuant to Section 8.5 of this Article 8.
8.5Approval by Stockholders. Unless a proposed Business Combination is approved by the Directors of the Corporation pursuant to Section 8.4 of this Article 8, such Business Combination shall require, except as otherwise prohibited by applicable law, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, excluding shares of Voting Stock that are beneficially owned by the Interested Stockholder or any Affiliate of any Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote or a lesser vote may be required by law, the Bylaws of the Corporation, by any agreement with any national securities exchange, or otherwise.
8.6No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article 8 shall be construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.
8.7Amendment, Repeal or Modification. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any vote of the holders of any class or series of Stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 8.
ARTICLE 9
SECTION 203 OF DELAWARE GENERAL CORPORATION LAW
The Corporation shall be governed by Section 203 of the General Corporation Law of the State of Delaware as it may be amended from time to time.
* * *
3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
5.    This Amended and Restated Certificate of Incorporation shall be effective as of September 29, 2023.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 25th day of September, 2023.

NORTHWESTERN ENERGY GROUP, INC.

By:	/s/ Brian B. Bird
Name:	Brian B. Bird
Title:	President
Signature Page to Amended and Restated Certificate of Incorporation of NorthWestern Energy Group, Inc.